UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Sage Therapeutics, Inc.

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Sage Therapeutics, Inc.

215 First Street

Cambridge, MA 02142

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

We invite you to attend the 2020 Annual Meeting of Stockholders, or Annual Meeting, of Sage Therapeutics, Inc. which will be held online on Tuesday, June 9, 2020 at 9:00 a.m. Eastern Time. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/SAGE2020, where you will be able to vote electronically. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting. The purpose of the Annual Meeting is the following:

1. to elect two directors, Michael F. Cola and Jeffrey M. Jonas, M.D., to serve as Class III directors until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;

2. to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3. to hold a non-binding advisory vote to approve the compensation paid to our named executive officers; and

4. to transact such other business as may properly come before the meeting or any and all adjournments or postponements thereof.

Only Sage Therapeutics, Inc. stockholders of record at the close of business on April 13, 2020, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2019 Annual Report to Stockholders, or 2019 Annual Report. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2019 Annual Report. All stockholders who do not receive a Notice will receive a paper copy of our proxy materials and our 2019 Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact of our annual meeting and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting.

By Order of the Board of Directors,

Jeffrey M. Jonas, M.D.

Chief Executive Officer, President and Director

Cambridge, Massachusetts

April 29, 2020

SAGE THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

When are this Proxy Statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 29, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice. Our proxy materials, including the Notice of the 2020 Annual Meeting of Stockholders, this proxy statement and the accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), a voting instruction form, and the 2019 Annual Report to Stockholders, or 2019 Annual Report, will be mailed or made available to stockholders on the Internet on the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, the Notice will be mailed to holders of record and beneficial owners of our common stock starting on or about April 29, 2020. The Notice will provide instructions as to how stockholders may access and review our proxy materials, including the Notice of the 2020 Annual Meeting of Stockholders, this Proxy Statement, the proxy card and our 2019 Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to a requesting stockholder by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of the 2020 Annual Meeting of Stockholders, this Proxy Statement and our 2019 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 9, 2020: This Proxy Statement, the accompanying proxy card or voting instruction card and our 2019 Annual Report are available at http://www.proxyvote.com.

In this Proxy Statement, the terms “Sage,” “we,” “us,” and “our” refer to Sage Therapeutics, Inc. The mailing address of our principal executive offices is Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142.

Who is soliciting my vote?

Our Board of Directors, or Board of Directors, is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 13, 2020.

How many votes can be cast by all stockholders?

There were 51,917,819 shares of our common stock, par value $0.0001 per share, outstanding on April 13, 2020, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. We had no shares of preferred stock outstanding as of April 13, 2020.

How do I vote?

You may vote your shares over the Internet, by telephone or during the annual meeting by going to www.virtualshareholdermeeting.com/SAGE2020. If you requested and/or received a printed version of the proxy card, you may also vote by mail.

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By Internet. You may vote at www.proxyvote.com, 24 hours per day, seven days per week. You will need the 16-digit control number included on your proxy card or voting instruction form. Votes submitted through the Internet must be received by 11:59 p.m. ET on June 8, 2020.

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By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card or voting instruction form. Votes submitted by telephone must be received by 11:59 p.m. ET on June 8, 2020.

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By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 8, 2020 to be voted at the annual meeting.

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During the Annual Meeting. You may vote during the annual meeting by going to www.virtualshareholdermeeting.com/SAGE2020. You will need the 16-digit control number included on your proxy card or voting instruction form. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the annual meeting.

If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How do I revoke my proxy?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

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Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m. ET on June 8, 2020.

•	Sign a new proxy and submit it as instructed above. Only your latest dated proxy, to be received no later than June 8, 2020, will be counted.

•	Participate in the annual meeting virtually via the Internet and vote again. Participating in the annual meeting will not revoke your Internet vote, telephone vote or proxy, unless you vote again.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Amended and Restated By-laws, or By-laws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

How is the vote counted?

Under our By-laws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, or By-laws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 3 are “non-discretionary” items. If you do not instruct your broker how to vote with respect to those proposals, your broker may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Who pays the cost for soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary expense disbursements, which are not expected to exceed $15,000 in total.

How are matters submitted for consideration at an annual meeting?

Stockholder proposals intended to be presented at the next annual meeting of our stockholders after the upcoming Annual Meeting must satisfy the requirements set forth in the advance notice provisions under our By-laws. To be timely for our next annual meeting of stockholders, any such proposal must be delivered in writing to our

Secretary at 215 First Street, Cambridge, Massachusetts 02142 between the close of business on February 9, 2021 and March 11, 2021. If the next annual meeting of the stockholders is scheduled to take place before May 10, 2021, or after August 8, 2021, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2021 must satisfy the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and be received not later than December 30, 2020. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action. Proposal 1 requests the election of two Class III directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Proposal 3 requests a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, or Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election by the stockholders are the following current Class III members: Jeffrey M. Jonas, M.D. and Michael F. Cola. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2023 and until his successor is duly elected and qualified, or until his earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that proxies will be voted, unless otherwise indicated, for the election of the Class III director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class III Directors

The names of the nominees for Class III directors and certain information about each as of April 13, 2020 are set forth below.

Name	Positions and Offices Held with Sage	Director Since	Age
Michael F. Cola	Director	2014	60
Jeffrey M. Jonas, M.D.	Director, Chief Executive Officer and President	2013	67

Directors Not Standing for Election or Re-Election

The names of and certain information as of April 13, 2020 about the members of the Board of Directors who are not standing for election or re-election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with Sage	Director Since	Class and Year in Which Term Will Expire	Age
Elizabeth Barrett	Director	2019	Class I—2021	57
James M. Frates	Director	2014	Class II—2022	52
Geno Germano	Director	2016	Class I—2021	59
George Golumbeski, Ph.D.	Director	2019	Class II—2022	62
Steven Paul, M.D.	Director	2011	Class I—2021	69
Kevin P. Starr	Chairman of the Board of Directors	2011	Class II—2022	57
Asha Nayak, M.D., Ph.D. (1)	Director	2017	Class III—2020	49

(1)

Dr. Nayak will resign from the Board of Directors and its committees immediately prior to the Annual Meeting and we expect that she will continue to serve on the Board of Directors until such time. In connection with her resignation, the number of directors will be reduced from nine to eight and the number of Class III directors will be reduced from three to two.

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee for our directors.

Jeffrey M. Jonas, M.D. Dr. Jonas has served as our Chief Executive Officer and President and a member of our Board of Directors since August 2013. From 2012 to 2013, Dr. Jonas served as the President of the Regenerative Medicine Division of Shire plc, or Shire, a global specialty pharmaceutical company, and from 2008 to 2012 as Senior Vice President of Research and Development, Pharmaceuticals at Shire. From 2007 to 2008, Dr. Jonas served as the Executive Vice President of Ionis Pharmaceuticals, Inc., formerly known as ISIS Pharmaceuticals, Inc. and from 2006 to 2007 as Chief Medical Officer and Executive Vice President of Forest Laboratories, Inc. and from 1991 to 1996 in senior-level positions at Upjohn Laboratories. Dr. Jonas also founded AVAX Technologies, Inc. and SCEPTOR Industries, Inc., where he served as the Chief Executive Officer, President and a Director. Dr. Jonas currently serves on the board of directors for Generation Bio Co. and Karuna Pharmaceuticals, Inc., or Karuna. Dr. Jonas has published more than 70 scientific papers and chapters, authored more than 100 books, scientific articles and abstracts, and has received numerous awards. Dr. Jonas received his B.A. from Amherst College and M.D. from Harvard Medical School. He completed a residency in psychiatry at Harvard Medical School, and he served as Chief Resident in psychopharmacology at McLean Hospital, Harvard Medical School. Dr. Jonas’ qualifications to sit on our Board of Directors include more than 20 years of experience on both the scientific and business sides of the pharmaceutical and healthcare industries, particularly in the central nervous system field.

Elizabeth Barrett. Ms. Barrett has served as a member of our Board of Directors since January 2019. Ms. Barrett currently serves as President and Chief Executive Officer of UroGen Pharma Ltd., a clinical-stage biopharmaceutical company focused on non-surgical uro-oncology treatments, a position she has held since January 2019. She previously served as Chief Executive Officer of Novartis Oncology, or Novartis, from February to December 2018. In that role, she oversaw more than 10,000 associates in 85 countries and sat on the Novartis executive committee. Prior to Novartis, she was Global President, oncology at Pfizer Inc., or Pfizer, from 2015 to 2017. From 2009 to 2015, she held a series of leadership positions at Pfizer, including President, Europe, Global Innovative Pharma, President, North America, and President, US Oncology business unit. Prior to Pfizer, from 2006 to 2009, Ms. Barrett was Vice President and General Manager of the Oncology business unit at Cephalon Inc. She also held senior roles at Johnson & Johnson from 1993 to 2006, working across their oncology, diagnostics, consumer products, and hospital and orthopedic markets sectors. Ms. Barrett received a B.S. from the University of Louisiana and an M.B.A. from Saint Joseph’s University. We believe Ms. Barrett’s qualifications to sit on our Board of Directors include her executive experience and years of leadership in the pharmaceutical industry.

Michael F. Cola. Mr. Cola has served as a member of our Board of Directors since September 2014. He currently serves as Chief Executive Officer of Cerecor, Inc., or Cerecor, formerly Aevi Genomic Medicine, Inc., or Aevi, a position he has held since February 2020, when Cerecor acquired Aevi. Prior to joining Cerecor, Mr. Cola served as President and Chief Executive Officer of Aevi since 2013. From 2005 to 2012, he served as president of specialty pharmaceuticals at Shire. Previously, from 2000 to 2005, Mr. Cola also served as a Growth Capital Provider and President of the life sciences group for Safeguard Scientifics, Inc., where he served as Chairman and Chief Executive Officer of Clarient, Inc., and Chairman of Laureate Pharma, Inc. In addition, Mr. Cola has held senior positions in product development and commercialization at Astra Merck Inc. and AstraZeneca plc. Additionally, in the past five years, Mr. Cola has served on the board of directors of Vanda Pharmaceuticals Inc., Phathom Pharmaceuticals, Inc., Nupathe Inc. and as chairman for the board of governors of the Boys & Girls Clubs of Philadelphia. Mr. Cola received a B.A. in biology and physics from Ursinus College and an M.S. in biomedical science from Drexel University. We believe Mr. Cola’s qualifications to sit on our Board of Directors include his extensive experience working for various pharmaceutical and biotechnology companies.

James M. Frates. Mr. Frates has served as a member of our Board of Directors since May 2014. He is the Senior Vice President and Chief Financial Officer of Alkermes plc, having held that position since September 2011. From 2007 to 2011, Mr. Frates served as Senior Vice President and Chief Financial Officer of Alkermes, Inc. From 1998 to 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Alkermes, Inc. From 1996 to 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time, he was employed at Morgan Stanley & Co. From 2004 to 2009, Mr. Frates served on the board of directors of GPC Biotech AG, a biotechnology company, and was a national director of the Association of Bioscience Financial Officers from 2004 to 2009. Mr. Frates is also a Trustee of The Roxbury Latin School and on the board of directors of St. Francis House, in Massachusetts. We believe Mr. Frates’ qualifications to sit on our Board of Directors include his leadership experience, financial expertise, business judgment and industry knowledge.

Geno Germano. Mr. Germano has served as a member of our Board of Directors since July 2016. Since August 2018, Mr. Germano has served as President and Chief Executive Officer and a board member of Elucida Oncology, Inc., or Elucida. As President and CEO of Elucida, Mr. Germano leads strategic efforts to utilize Elucida’s ultra-small C-dot cancer targeting particle platform across diagnostic imaging, surgical and therapeutic applications. He served as President of Intrexon Corporation, or Intrexon, a leader in engineering and industrialization of biology, from June 2016 to March 2017. Prior to joining Intrexon, from 2014 to February 2016, Mr. Germano was Group President of the Global Innovative Pharma Business of Pfizer, where he led a growing global $14 billion business with market-leading medicines and an extensive portfolio of late-stage development candidates in several therapeutic areas including cardiovascular, metabolic disease, neuroscience, inflammation, immunology, and rare diseases. Mr. Germano was also Co-Chair of the Portfolio Strategy and Investment Committee at Pfizer, focused on maximizing the return on research and development investment across the Pfizer portfolio from 2013 to 2016. Previously, from 2009 through 2013, Mr. Germano served as President and General Manager of Pfizer’s Specialty

Care and Oncology business units where he led commercial, medical, and post proof-of-concept pipeline strategy and development across global markets. Additionally, in the past five years, Mr. Germano has served on the board of directors of Bioverativ Inc., The Medicines Company and Precision Biosciences, Inc. From 2008 to 2018, Mr. Germano was a Trustee of the Albany College of Pharmacy. Mr. Germano received his Bachelor of Science in Pharmacy from Albany College of Pharmacy. We believe Mr. Germano’s qualifications to serve on our Board of Directors include his over 30 years of experience in the pharmaceutical industry and his consistent track record of improving operating performance and increasing shareholder value, including across numerous leadership roles in multiple therapeutic categories and global markets at Pfizer, Wyeth and Johnson & Johnson.

George S. Golumbeski, Ph.D. Dr. Golumbeski has served as a member of our Board of Directors since January 2019. Dr. Golumbeski previously served as the President of GRAIL, Inc., a health-care company focused on the early detection of cancer. From 2009 to 2018, Dr. Golumbeski was employed by Celgene Corporation, or Celgene, where he led all business development activities including in-licensing, mergers and acquisitions, and alliance management. Prior to Celgene, Dr. Golumbeski was Vice President of Business Development, Licensing, and Strategy at Novartis. Earlier in his career, he held leadership positions at Elan Pharmaceuticals Inc. and Schwarz Pharma AG, where he focused on neurology and neuropsychiatry therapeutics. Additionally, in the past five years, Dr. Golumbeski has served on the board of directors of Aura Biosciences, Inc., Carrick Therapeutics, KSQ Therapeutics, Inc., Shattuck Labs, Inc., Verseau Therapeutics, Inc., Enanta Pharmaceuticals, Inc. and MorphoSys AG. Dr. Golumbeski received a B.A. in Biology from the University of Virginia and a Ph.D. in Genetics from the University of Wisconsin—Madison. We believe Dr. Golumbeski’s qualifications to sit on our Board of Directors include his years of experience in research and development, business development transactions and leadership at various pharmaceutical companies.

Steven Paul, M.D. Dr. Paul has served as a member of our Board of Directors since September 2011. Since August 2018, Dr. Paul has served as the Chief Executive Officer and chairman of the board of directors of Karuna. Prior to Karuna, Dr. Paul was the President and Chief Executive Officer of Voyager Therapeutics, Inc., or Voyager, holding that position from 2014 to August 2018. Since September 2010, Dr. Paul has also served as a venture partner at Third Rock Ventures, LLC, or Third Rock Ventures, a life sciences venture capital firm. From 2011 to 2014, he was a professor of neuroscience, psychiatry and pharmacology at Weill Cornell Medical College. From 2003 to 2010, Dr. Paul, as the Executive Vice President of Eli Lilly and Company, or Eli Lilly, and President of Lilly Research Laboratories, was responsible for Eli Lilly’s overall research and development efforts—helping to expand Eli Lilly’s research and development efforts in oncology and biotechnology—resulting in a pipeline of approximately 70 new molecular entities. Dr. Paul spent 17 years at Eli Lilly, during which time he held several key leadership roles, including Vice President of Neuroscience (CNS) Research and Group Vice President of Discovery Research (all therapeutic areas) from 1993 to 2003. Prior to Eli Lilly, from 1988 to 1993, Dr. Paul served as Scientific Director of the National Institute of Mental Health (NIMH). Dr. Paul also served as Medical Director in the Commissioned Corps of the United States Public Health Service. Dr. Paul has been the recipient of many awards and honors, and has served on numerous committees and advisory boards. Dr. Paul has also authored or co-authored over 500 papers and book chapters. Dr. Paul is an elected fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine of the National Academy of Sciences. In addition to chairing the board of directors of Karuna, he is also currently on the board of directors or is a trustee of several organizations, including Voyager, Alnylam Pharmaceuticals, Inc. and the Foundation for the National Institutes of Health, or NIH. In the past five years, Dr. Paul also served on the board of Sigma Aldrich Corporation. Dr. Paul has also served as a member of the National Institute of General Medical Sciences Advisory Council and was appointed by the Secretary of the Department of Health and Human Services as a member of the advisory committee to the Director of the NIH from 2001-2006. Dr. Paul was also a member of the National Advisory Mental Health Council, and is board certified by the American Board of Psychiatry and Neurology. Dr. Paul received his B.A. in Biology and Psychology from Tulane University, and his M.S. and M.D. degrees from the Tulane University School of Medicine. Dr. Paul’s qualifications to sit on our Board of Directors include his extensive career in neuroscience and his leadership and managerial experiences at various pharmaceutical and biotechnology companies and healthcare organizations.

Kevin P. Starr. Mr. Starr has served as a member of our Board of Directors since September 2011. From October 2011 to August 2013, he also served as our interim Chief Executive Officer. In 2007, Mr. Starr co-founded Third Rock Ventures, a venture capital firm where he remains a partner. From 2003 to 2007, Mr. Starr undertook a number of entrepreneurial endeavors in the life science and entertainment industries. From 2001 to 2002, Mr. Starr served as Chief Operating Officer of Millennium Pharmaceuticals, Inc., or Millenium. He also served as Millennium’s chief financial officer from 1998 to 2002. In the past five years, Mr. Starr has served on the board of directors of Alnylam Pharmaceuticals, Inc., Zafgen, Inc., MyoKardia, Inc., Agios Pharmaceuticals Inc., Global Blood Therapeutics, Inc., PanOptica, Inc. and Decibel Therapeutics, Inc. Mr. Starr received an M.S. in corporate finance from Boston College and a B.S./B.A. in mathematics and business from Colby College. Mr. Starr’s qualifications to serve on our Board of Directors include his executive management roles with responsibility over key financial and business planning functions and experience in the formation, development and business strategy of multiple start-up companies in the life sciences sector.

Asha Nayak, M.D., Ph.D. Dr. Nayak has served as a member of our Board of Directors since November 2017. She served as Chief Medical Officer at Intel Corporation, or Intel, from 2012 to 2018, where she guided its healthcare investment strategy and provided clinical and business leadership to Intel’s broad spectrum of healthcare programs. Dr. Nayak served as co-principal investigator on four clinical studies in the areas of oncology, cardiology, and clinical innovation that demonstrated the value of Intel technologies and emerging forms of clinical data. Before joining Intel, from 2010 to 2012 she was Vice President at New Leaf Venture Partners, L.L.C., guiding its investments in the medical device sector. Earlier, from 2002 to 2009, Dr. Nayak created and led several new therapy programs at Medtronic plc and served on its long-term strategic plan and investment committees. Dr. Nayak maintains and has maintained throughout her career an active clinical practice at the Stanford VA emergency department. She is the inventor on numerous patents and is published in several textbooks and peer-reviewed journals. Dr. Nayak received her B.S. from Florida State University, holds an M.D. and Ph.D. in neuroscience from the University of Colorado and completed internal medicine residency and Biodesign Innovation Fellowship programs at Stanford University. We believe Dr. Nayak’s qualifications to serve on our Board of Directors include her extensive experience in the development and business strategy of multiple companies in the life sciences sector. Dr. Nayak will resign from the Board of Directors and its committees immediately prior to the Annual Meeting, and we expect that she will continue to serve on the Board of Directors and its committees until such time. Dr. Nayak’s resignation does not arise from any disagreement on any matter relating to the Company’s strategy, operations, policies or practices.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting, which means that the two nominees receiving the most votes will be elected. Broker non-votes and proxies marked to withhold authority with respect to one or more Class III directors will not affect the outcome of the election.

The proposal for the election of directors relates solely to the election of Class III directors nominated by our Board of Directors.

Our Board of Directors recommends that stockholders vote FOR the election of each of the Class III director nominees listed above.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Our Board of Directors has determined that all members of the Board of Directors, except Dr. Jonas, are independent, as determined in accordance with the rules of the Nasdaq Stock Market, or Nasdaq. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our common stock by each non-employee director. In considering the independence of our directors, our Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chairman of the Board of Directors, or Chairman of the Board, and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as the Chairman of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not been affected by its leadership structure. Although our By-laws do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Board Meetings and Committees. Our Board of Directors held seven meetings during 2019. The directors regularly hold executive sessions comprised of only independent directors at meetings of the Board of Directors. During 2019, none of our directors then in office attended less than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of our Board of Directors on which such director then served. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of our stockholders, barring significant commitments or special circumstances.

Our Board of Directors currently has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Audit Committee. The current members of the Audit Committee are Elizabeth Barrett, Michael F. Cola, and James M. Frates, who serves as the Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board of Directors has designated James M. Frates as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC.

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement; and

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions.

The Audit Committee held four meetings during 2019. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available on our website at http://investor.sagerx.com/corporate-governance.

Compensation Committee. The current members of the Compensation Committee of our Board of Directors are Steven Paul, M.D., James M. Frates and Michael F. Cola, who serves as the Chairman of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq rules.

The Compensation Committee’s responsibilities include:

•	annually reviewing and making recommendations to our Board of Directors with respect to corporate goals relevant to the compensation of our executive officers;

•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and making recommendations to our Board of Directors with respect to determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

The Compensation Committee held seven meetings during 2019. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://investor.sagerx.com/corporate-governance.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael F. Cola, George Golumbeski, Ph.D., Asha Nayak, M.D., Ph.D., and Geno Germano, who currently serves as the Chairman of the Nominating and Corporate Governance Committee. Dr. Nayak will resign from the Board of Directors immediately prior to the Annual Meeting, and we expect that she will continue to serve on the Board of Directors and its committees until such time. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq rules.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to our Board of Directors criteria for Board of Director and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner; and

•	overseeing the evaluation of the Board of Directors.

The Nominating and Corporate Governance Committee held two meetings during 2019. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at http://investor.sagerx.com/corporate-governance.

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by members of the Board of Directors and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this Proxy Statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our By-laws relating to stockholder nominations as described later in this Proxy Statement under the heading “Stockholder Recommendations.”

Identifying and Evaluating Director Nominees. Our Board of Directors is responsible for filling vacancies on our Board of Directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through recommendations from members of the Board of Directors, the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and

Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for approval by the Board of Directors to fill a vacancy or as director nominees for election to the Board of Directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.

Minimum Qualifications. The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for selection by the Board of Directors as nominees for the Board of Directors and as candidates for appointment to the Board of Directors’ committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other Directors and nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board of Directors.

Stockholder Recommendations. Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications. The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: Chairman of the Board of the Directors. All such communications will be delivered to the Board of Directors or the applicable director or committee chair. For a stockholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: [Name of Individual Director]. We will forward by U.S. Mail any such stockholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight. Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of the committees of our Board of Directors also oversees the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer provides reports to the Audit Committee, and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. The Audit Committee evaluates from time to time the processes by which the Company’s exposure to risk is assessed and managed by management.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics, which we call our Values Code, that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Values Code, as may be amended from time to time, is available on our website at http://investor.sagerx.com/corporate-governance. A copy of the Values Code may also be obtained, free of charge, upon a request directed to: Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142, Attention: SVP, General Counsel. We intend to disclose any amendment or waiver of a provision of the Values Code that applies to our principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on our website (available at www.sagerx.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines. Our Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of their responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state laws or regulations, Nasdaq and our Certificate of Incorporation and By-laws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.sagerx.com/corporate-governance. Although these corporate governance guidelines have been approved by our Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by our Board of Directors at any time as it deems appropriate.

Anti -Hedging Policy. We have not adopted a formal policy specific to hedging. However, pursuant to our Insider Trading Policy, no individual deemed to be an Insider of Sage pursuant to our Insider Trading Policy may buy or sell puts, calls, other derivative securities of Sage or any derivative securities that provide the economic equivalent of ownership of any of Sage’s securities or an opportunity, direct or indirect, to profit from any change in the value of Sage’s securities or engage in any other hedging transaction with respect to Sage’s securities, at any time.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, our Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our financial statements for each fiscal year since December 31, 2013. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting, and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

PricewaterhouseCoopers LLP Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP and its affiliates for the fiscal years ended December 31, 2019 and December 31, 2018.

	Fiscal 2019 ($)	Fiscal 2018 ($)
Audit Fees	918,500	1,052,500
Audit-Related Fees	—	30,000
Tax Fees	220,000	53,500
All Other Fees	2,756	2,756

Total	1,141,256	1,138,756

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statements for our follow-on offerings. Included in the 2018 audit fees are $125,000 of fees billed in connection with our follow-on offering completed in February 2018. Included in the 2019 audit fees are $125,000 of fees billed in connection with our follow-on offering completed in February 2019.

Audit-Related Fees. Audit-related fees consist of fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. The audit-related fees in 2018 consisted of fees for advice related to the adoption of an accounting standard in 2019. There were no such fees incurred in 2019.

Tax Fees. Tax fees consist of fees for professional tax-related services, including tax consulting and compliance performed by PricewaterhouseCoopers LLP. Included in the 2019 tax fees are $185,000 of fees for procedures performed in connection with a research and development tax credit study.

All Other Fees. All other fees in 2019 and 2018 consisted of fees for software programs, including a proprietary accounting research database.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.

All PricewaterhouseCoopers LLP services and fees in the fiscal years ended December 31, 2019 and 2018 were pre-approved by the Audit Committee or its properly delegated authority.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast be voted FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

Our Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending

December 31, 2020.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors is committed to excellence in governance. As part of this commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board of Directors is providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers.

As described below under “Executive Officer and Director Compensation—Compensation Discussion and Analysis,” we have developed a compensation program that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. The executive compensation program is designed to reward short-term and long-term performance and to align the financial interests of executive officers with the interests of our stockholders. We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which includes the disclosures in the “Executive Officer and Director Compensation” section below, and the compensation tables and the narrative discussion following the compensation tables in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. For the reasons discussed above, our Board of Directors unanimously recommends that our stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other compensation related tables and disclosure.”

As this vote is advisory, it will not be binding upon our Board of Directors or the Compensation Committee and neither our Board of Directors nor our Compensation Committee will be required to take any action as a result of the outcome of this vote. However, our Compensation Committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 3 requires that a majority of the votes properly cast be voted FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

Our Board of Directors recommends that stockholders vote FOR the advisory resolution approving our named executive officer compensation.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our Compensation Committee is responsible for overseeing our compensation and benefit programs, plans and policies; administering our equity incentive plans; reviewing and approving annually all compensation decisions relating to our executive officers other than our Chief Executive Officer; and making recommendations to the full Board of Directors regarding compensation for our Chief Executive Officer and for the Board of Directors. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

This Compensation Discussion and Analysis discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ended on December 31, 2019 are:

•	Jeffrey M. Jonas, M.D., our President and Chief Executive Officer;

•	Kimi Iguchi, our Chief Financial Officer and Treasurer;

•	Michael Cloonan, our Chief Business Officer;

•	Anne Marie Cook, our Senior Vice President, General Counsel; and

•	Stephen J. Kanes, M.D., Ph.D., our Chief Medical Officer.

Stockholder Engagement

In evaluating our executive compensation program, the Compensation Committee considers a number of factors, as discussed in this Compensation Discussion and Analysis section, including any feedback we receive from our stockholders about our executive compensation program. At our 2019 annual meeting, our say-on-pay proposal received support from 99.5% of the votes cast by our stockholders on the matter. While this vote was a non-binding advisory vote, our Compensation Committee believes that the stockholders, through this advisory vote, generally endorsed our compensation philosophy and principles. As a result, our Compensation Committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program since our 2019 annual meeting.

Over the past three years, our annual say-on-pay proposal has received consistent, overwhelming support from our stockholders, receiving at least 98.5% of the votes cast by our stockholders on the matter each year. Our Board of Directors and our Compensation Committee are encouraged by the sustained level of stockholder support for our executive compensation program. Nevertheless, we are committed to engagement with stockholders to ensure that we continue to understand stockholder feedback about our compensation programs and other key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions.

Our stockholders have the opportunity annually to cast a non-binding advisory vote in connection with compensation for our named executive officers. Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes conducted at our 2016 Annual Meeting of Stockholders, we intend to provide for annual non-binding advisory votes on the compensation of our named executive officers. The next non-binding advisory vote on the frequency of the non-binding advisory vote on the compensation of our named executive officers will occur at our 2022 Annual Meeting of Stockholders.

Corporate Background and Highlights for 2019

We are a biopharmaceutical company committed to developing novel therapies with the potential to transform the lives of people with debilitating disorders of the brain. Our marketed product, ZULRESSO™ (brexanolone) injection, was approved by the U.S. Food and Drug Administration, or FDA, in March 2019 for the treatment of postpartum depression, or PPD, in adults, and was made commercially available in the U.S. beginning on June 24, 2019. We have a portfolio of novel product candidates targeting critical central nervous system, or CNS, receptor systems, including zuranolone (SAGE-217), an oral compound that is currently in Phase 3 clinical development for PPD and major depressive disorder, or MDD. We target CNS indications where patient populations are easily identified, clinical endpoints are well-defined, and development pathways are feasible.

We made significant progress on most of our clinical development and business goals in 2019, including the following:

•

In March 2019, we received approval from the FDA for ZULRESSO in the treatment of PPD in adults, the first and only treatment specifically indicated for PPD, and we launched ZULRESSO commercially in the U.S. beginning on June 24, 2019, after completion of controlled substance scheduling of brexanolone by the Drug Enforcement Agency and incorporation of the scheduling into the FDA-approved label and other product information. By the end of 2019, more than 175 healthcare facilities were ZULRESSO REMS certified; payors representing in aggregate an estimated 80 percent of all covered lives had committed to favorable coverage with either light or no restrictions; and more than 95% of referred patients had used Sage’s patient support team, Sage Central, to help them through their treatment journey.

•

We completed a successful follow-on public offering in February 2019, resulting in gross proceeds of approximately $575 million, before deducting underwriting discounts and commissions and offering expenses.

•

We advanced clinical development of SAGE-324 with the completion of a Phase 1 open-label study evaluating the safety and pharmacokinetics of SAGE-324 in patients with essential tremor, or ET, laying the foundation for our plans to initiate a placebo-controlled Phase 2 clinical trial evaluating the safety and efficacy of SAGE-324 in patients with ET in the first half of 2020.

•

In December 2019, we reported data from a Phase 1 open-label study evaluating the safety and pharmacokinetics of SAGE-718 in a cohort of patients with early Huntington’s Disease, which showed that SAGE-718 was well tolerated, with no serious adverse events or adverse events leading to treatment discontinuation, and that patients demonstrated improved performance, compared to baseline, on assessments of executive functioning.

•

We expanded our early stage pipeline with two additional proprietary assets, both of which now have open INDs – SAGE 904, our second novel NMDA product candidate, which is being evaluated in a Phase 1 clinical trial in healthy volunteers as a potential oral therapy for disorders involving NMDA hypofunction, and SAGE-689, an intramuscular Gamma-aminobutyric acid, or GABA, positive allosteric modulator, a potential therapy for disorders associated with GABA hypofunction.

We did not, however, meet two major goals in 2019, one related to ZULRESSO revenues and the other related to the advancement of the zuranolone program after our Mountain Study evaluating zuranolone in the treatment of MDD did not meet the study’s primary endpoint.

Significant Compensation Decisions in 2019

The Company maintains an ongoing commitment to good corporate governance principles and strong performance orientation in our compensation program by proactively reviewing our policies and program design. In 2019, this included an evaluation of our incentive compensation programs. With respect to our long-term equity incentive program, we adjusted the mix of equity for our annual awards, new hire awards, and awards in connection with promotions to include performance-based restricted stock units, or PSUs, and continued to manage award amounts, with a goal of maintaining broad-based equity participation, delivering value that is aligned with our compensation philosophy and proactively managing our share usage as well as dilution during a period of rapid growth. We expect to continue to evaluate our equity compensation strategy across the organization to manage our equity utilization during 2020 and beyond.

In the first quarter of 2020, the Board of Directors evaluated our 2019 performance against our corporate goals and determined that the Company’s level of achievement was 87.5%. The Board of Directors elected, upon Dr. Jonas’ recommendation, to hold the Company’s leadership team, including our named executive officers, more directly accountable for goals that were missed by reducing their corporate bonus pool funding to 70% of target. In making its assessment, the Board of Directors determined that despite not meeting two major goals, one related to ZULRESSO revenues and the other related to advancement of the zuranolone program in MDD, the Company made significant progress on most of our other clinical development and business goals in 2019. As a result, the Board of Directors employed its positive discretion to assign a corporate goal assessment of 90% for all employees other than the members of the leadership team.

Compensation Philosophy

Our Compensation Committee believes that a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns, including by supporting the Company’s achievement of its primary business goals and the Company’s ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to build and sustain growth in long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, our Compensation Committee regularly reviews our compensation policies and program design overall to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our employees and directors is fair, reasonable and competitive for our size and stage of development. Specifically, our Compensation Committee targets base salaries, annual cash bonuses, and annual long-term equity incentive awards for our executive officers around the market median for our peer group, with variability in actual payments based on corporate and individual performance.

Executive Compensation Elements

Key elements of our compensation programs include the following:

Compensation Element	Description	Strategic Role
Base Salary	• Fixed cash compensation • Targeted within the range of the market median, taking into consideration each named executive officer’s individual performance, skills, and experience	• Attracts and rewards high-performing executives through market competitive pay and industry norms and reflects individual performance

Short-Term Annual Performance-Based Cash Incentives – Variable Pay	• Assessment of quantitative and qualitative performance towards helping the Company achieve annually pre-determined corporate goals and other corporate achievements and business advancement

•  Drives company-wide and individual performance

•  Rewards annual performance

•  Motivates executives to achieve performance objectives that are key to our annual operating and strategic plans

•  Aligns executive and stockholder interests

Compensation Element	Description	Strategic Role
Long-Term Equity Incentives – Variable Pay

•  Until 2019, annual equity awards were primarily in the form of stock options with a mix of multi-year time-based vesting and performance-based vesting

•  Starting in 2019, annual equity awards have taken the form of a mix of multi-year time-vesting options and PSUs vesting upon achievement of clinical development, regulatory and/or commercial milestones

•  Equity awards for 2019 performance by our named executive officers were granted in the first quarter of 2020

•  Encourages executives to achieve multi-year strategic objectives and clinical development, regulatory and commercial milestones

•  Motivates executives to deliver sustained long-term growth

•  Aligns executive and stockholder interests through long-term value creation

•  Enhances retention of key employees

Target Pay

Our Compensation Committee does not have a formal or informal policy for allocating a mix between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our Compensation Committee exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components, after reviewing information provided by our compensation consultant and other relevant data. We generally strive to provide our executive officers with a balance of short-term and long-term incentives to encourage and reward consistently strong performance. Ultimately, the objective in providing the balance between long-term and short-term compensation is to ensure adequate base and short-term incentive compensation to attract and retain talent, while providing incentives to maximize long-term value for our company and our stockholders.

Because a significant amount of our executive compensation consists of long-term equity incentive awards, the amount of compensation that a named executive officer can “realize” based on prior awards fluctuates substantially over time based on our stock price. As such, the grant date value of equity awards, as reported annually on the Summary Compensation Table, is sometimes not reflective of the actual realizable pay value that may be received by the named executive officers.

Role of the Compensation Consultant

For 2019, our Compensation Committee engaged Aon Consulting, Inc., a part of Aon plc., or Aon, as its independent compensation consultant to advise on executive compensation matters including overall compensation program design, peer group development and updates, and collecting market data to inform our compensation programs for our executives and members of our Board of Directors. Aon advises the Compensation Committee on all of the principal aspects of executive compensation, including executive new hire compensation arrangements. Aon consultants attend meetings of the Compensation Committee when requested to do so. Aon reports directly to our Compensation Committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. Our Compensation Committee has assessed the independence of Aon consistent with Nasdaq listing standards and has concluded that the engagement of Aon does not raise any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our Compensation Committee reviews publicly available compensation data and survey data provided by our compensation consultant from a peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries. Our Compensation Committee establishes our peer group, based on the recommendation of our compensation consultant, using a balance of the following criteria:

•	companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

In addition to the criteria above, our Compensation Committee also considered companies who list Sage as a peer in their compensation disclosures. The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements.

In determining the 2019 base salaries, cash bonus opportunities and equity grants for our named executive officers, our Compensation Committee relied on the following peer group, prepared by Aon and approved by the Compensation Committee in September 2018, which we call our 2019 Peer Group:

Agios Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.
Alexion Pharmaceuticals, Inc.	Loxo Oncology, Inc.
Alnylam Pharmaceuticals, Inc.	Nektar Therapeutics
BioMarin Pharmaceutical Inc.	Neurocrine Biosciences, Inc.
bluebird bio, Inc.	Puma Biotechnology, Inc.
Exelixis, Inc.	Sarepta Therapeutics, Inc.
FibroGen, Inc.	Seattle Genetics, Inc.
Incyte Corporation	Tesaro, Inc.

We believe that the compensation practices of our 2019 Peer Group provided us with appropriate compensation reference points for evaluating the compensation of our named executive officers during 2019. The Compensation Committee also considers other reference points and criteria, including market factors and competition for executive talent, when establishing targeted compensation levels, such as the executive’s experience level, contributions in helping to achieve Company goals, individual performance against the executive’s individual goals where applicable, scope of responsibility, skill sets, and leadership potential, as well as the Company’s critical needs and succession planning.

Our Compensation Committee reviews the companies in our peer group annually, based on criteria regarding which companies should be included in the peer group, and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. For purposes of executive compensation for 2020, our Compensation Committee, with the advice of Aon, examined our 2019 Peer Group in light of our transformation in 2019 into a commercial company, the stage of development of our clinical programs, and changes in our market capitalization, among other considerations. With reference to these and other key business metrics, companies whose market capitalization and/or whose stage of development were no longer comparable to the Company’s stage of development were removed and new companies were added to our peer group that better aligned with our stage of development and market capitalization. In September 2019, our Compensation Committee approved a revised peer group for the purpose of determining base salaries, cash bonus opportunities and equity grants for our named executive officers in 2020, consisting of the following companies:

ACADIA Pharmaceuticals Inc.	FibroGen, Inc.
Agios Pharmaceuticals, Inc.	Incyte Corporation
Alexion Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Nektar Therapeutics
BioMarin Pharmaceutical Inc.	Neurocrine Biosciences, Inc.
bluebird bio, Inc.	Sarepta Therapeutics, Inc.
Blueprint Medicines Corporation	Seattle Genetics, Inc.
Exelixis, Inc.	Ultragenyx Pharmaceutical Inc.

Key Performance Factors in Determining Executive Compensation

The biopharmaceutical industry is characterized by a very long product development cycle, including a lengthy research and development period and a rigorous regulatory approval process, including the requirements for multiple phases of human testing and the need to meet a significant number of other government requirements, and while we launched our first product and became a commercial-stage company in 2019, several of the traditional benchmarking metrics, such as profits and earnings per share, remain inappropriate measures for Sage. Accordingly, the specific performance factors our Compensation Committee considers when determining the compensation of our named executive officers include:

•	key research and development achievements;

•	initiation and progress of clinical trials for our product candidates, particularly late-stage programs;

•	achievement of regulatory milestones, including regulatory filings for product approvals and regulatory approvals;

•	revenue results given the stage of launch, as well as other key metrics, including progress on pricing and reimbursement efforts;

•	new business initiatives, including financings;

•

our progress in building out key functions and capabilities to support our next stage of development, including, in 2019, commercial launch readiness and patient and physician education initiatives, and managing our growth while maintaining a high-performing organization and culture;

•	our ability to obtain and maintain protection of key intellectual property rights; and

•	financial and operating performance.

Compensation Objectives

Our compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, our compensation programs are intended to reward the achievement of corporate performance against specified pre-determined quantitative and qualitative goals and objectives and individual performance in helping to achieve those goals and objectives and advance the business and to align the interests of our leadership team with those of our stockholders in order to attain our ultimate objective of developing and commercializing novel medicines to transform the lives of patients with life-altering CNS disorders, while increasing stockholder value.

Annual Performance Reviews

Annual corporate goals are proposed by our senior leadership team in the first quarter of each year and approved by our Board of Directors. During the first quarter of each year, our Compensation Committee, with the input of the senior leadership team, evaluates our corporate performance for the prior year as compared to the corporate goals, and taking into account other corporate achievements and developments, assigns a corporate performance rating which is then assessed and approved by the full Board of Directors. Our Compensation Committee also evaluates the individual performance of our executive officers each year, with the input of our Board of Directors, in the case of our Chief Executive Officer’s individual performance, and with the input of our Chief Executive Officer, in the case of the evaluation of the other executive officers’ individual performance.

During the first quarter of each year, our Compensation Committee typically determines executive compensation levels for such year for the executive officers other than our Chief Executive Officer, including the amount of any annual equity awards, the amount of any cash incentive payments, and any changes in base salary, and in the case of our Chief Executive Officer, recommends compensation levels to our Board of Directors, based on the prior year’s overall corporate performance against the established corporate goals, as well as each individual executive officer’s contributions to achievement of the corporate goals and individual performance. Alternatively, our Board of Directors may decide to approve all executive officer compensation, not just that of our Chief Executive Officer, as a full board rather than at the Compensation Committee level. In addition, our Compensation Committee or Board of Directors may apply its discretion, as it deems appropriate, in determining or recommending executive compensation.

Our Compensation Committee may also review the compensation of our executive officers throughout the course of the year. With respect to year-end reviews, any changes in base salary based on performance in a given year are typically made at one of the first few Compensation Committee meetings in the following year effective at the beginning of such following year. The cash incentive payments awarded under our annual incentive bonus program for 2019 performance of our executive officers were paid in February 2020.

Base Salary

Base salary is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, our understanding of what executives in similar positions at peer companies are paid, and negotiations during the hiring process. The base salaries of our executive officers are reviewed annually and may be adjusted to reflect market conditions and our executives’ performance during the prior year as well as our financial position, or if there is a change in the scope of the officer’s responsibilities.

At the beginning of 2019, our Compensation Committee reviewed the base salary and overall compensation paid to Dr. Jonas, our Chief Executive Officer. Based on his accomplishments during the prior year and the comparison of his base salary to the base salaries of chief executive officers in our 2019 Peer Group, the Compensation Committee recommended that our Board of Directors approve a performance increase in the annual base salary paid to Dr. Jonas from $642,000 to $680,520. Our Board of Directors agreed with the recommendation of the Compensation Committee.

At the beginning of 2019, our Compensation Committee approved salary increases in base salary for each of our other named executive officers serving at that time, based upon the executive officer’s individual performance and the comparison of his or her base salary to the base salaries of executive officers in comparable positions in our 2019 Peer Group. The table below sets forth the adjustments to base salary, in dollars and as a percentage, for each of our named executive officers serving at the beginning of 2019:

Name	2018 Base Salary ($)	2019 Base Salary ($)	Increase (%)
Jeffrey M. Jonas, M.D. (1)	642,000	680,520	6.0
Kimi Iguchi	401,544	415,599	3.5
Michael Cloonan	450,626	468,652	4.0
Anne Marie Cook	414,065	428,558	3.5
Stephen J. Kanes, M.D., Ph.D.	441,610	457,067	3.5

(1)	The increase to Dr. Jonas’ base salary included a merit increase and market adjustment.

Short-Term Incentives – Performance-Based Cash Incentive Bonus Program

Our Compensation Committee has the authority to award annual performance-based cash incentive bonuses to our executive officers, and to make recommendations to the full Board of Directors for approval of performance-based cash incentive bonuses for our Chief Executive Officer. The bonus targets for 2019 performance for our named executive officers were 60% for Dr. Jonas, and 40% for each of Ms. Iguchi, Mr. Cloonan, Ms. Cook, and Dr. Kanes.

Annual Metrics and Corporate Goals Assessment

In making its determination regarding bonuses based on performance in 2019 under our annual cash incentive program, our Compensation Committee considered our success against our 2019 corporate goals. The 2019 corporate goals and the weight attributable to each goal were approved by our Board of Directors in the first quarter of 2019. In the first quarter of 2020, the Board of Directors evaluated our 2019 performance against our corporate goals and, considering Dr. Jonas’ recommendation regarding the level of achievement against each goal, determined that the Company’s level of achievement was 87.5%. The Board of Directors elected, upon Dr. Jonas’ recommendation, to hold the Company’s leadership team, including our named executive officers, more directly accountable for goals that were missed by reducing their corporate bonus pool funding to 70% of target. In making its assessment, the Board of Directors determined that despite not meeting two major goals, one related to ZULRESSO revenues and other related to advancement of the zuranolone program in MDD, the Company made significant progress on most of our other clinical development and business goals in 2019. As a result, the Board of Directors employed its positive discretion to assign a corporate goal assessment of 90% for all employees other than the leadership team. A summary of the corporate goals, relative weightings, and level of achievement is set forth in the table below:

2019 Corporate Goals	Weight	Actual Performance
Establish Sage as a multi-product CNS leader	40%	35%
• Deliver new classes of therapies for CNS disorders with a focus on mood, movement, neurodegeneration, cognition, and epilepsy

2019 Corporate Goals	Weight	Actual Performance

•  Deliver at least 2 lead optimization-ready programs supporting an expanded and differentiated portfolio

•  Deliver one investigational new drug, or IND, package and reach DC-nomination for at least one lead optimization program

•  Define and develop a patient-enrichment strategy for the NMDA PAM platform

•  Grow value for patients through the rapid and efficient progression of the Sage pipeline

•  Achieve new drug application (NDA) approval of brexanolone and support post-marketing commitments.

•  Advance Phase 3 program for zuranolone in MDD, PPD, and co-morbid insomnia to support an NDA submission with a differentiated label in 2020. Build value maximization, deliver Bipolar Depression data, ex-US strategy and life-cycle strategy.

•  Support Shionogi alliance.

•  Demonstrate Proof of Concept data in patients and transition the next program to Phase 2

•  Continue to expand portfolio by filing one IND and initiating a SAD study

•  Ensure experimental medicine studies deliver imaging, electrophysiology, and biomarker data to reach go/no-go for SAGE-718 and establish scientific underpinning of GABA mechanism of action (MOA) in depression

Drive business performance	40%	22.5%

•  Drive paradigm shift in PPD with the launch ZULRESSO with key metrics including:

•  Deliver budgeted revenue projections for launch

•  Create pathways to care including 75+ REMS certified Centers of Excellence

•  Drive brand awareness of ZULRESSO including targeted health care practitioner aided awareness of >50%

•  Enroll 60%+ of ZULRESSO PPD patients in Patient Support program and deliver high quality experience for PPD patients and health care practitioners

•  Advance zuranolone strategy and execution

•  Continue to evolve Sage’s disciplined financial execution as a commercial organization, advancing multiple product franchises:

•  Define and execute a long-term financing strategy to support Sage’s corporate strategy, including access to equity and/or non-equity sources of funding

Corporate Responsibility, People & Organizational Leadership	20%	30%

•  Ensure Sage has the right talent in place to achieve its goals through robust talent management and staffing the organization with on-time, high-quality hires per the approved hiring plan.

•  Evolve our patient/family-centric culture.

•  Drive a culture of success through a new performance management strategy and manage growth by maintaining our core values and focusing on critical factors to evolve the culture. Differentiate our employee experience.

•  Establish formal monitoring, auditing and remediation program for ensuring conduct is consistent with Compliance guidance.

• Advance quality and pharmacovigilance systems to support commercialization and development activities to ensure product quality and patient safety.
Total Company	100%	87.5%
Corporate Performance Level for Named Executive Officers		70%

Calculation of Annual Cash Incentives

Our Compensation Committee establishes the annual performance-based cash bonus opportunity for each member of our leadership team other than Dr. Jonas, representing a percentage of each individual’s base salary. In February 2020, the Compensation Committee assessed the individual performance of each of our named executive officers other than Dr. Jonas, whose bonus is determined solely on the basis of the achievement of our corporate goals. The bonuses paid to our other named executive officers were a function of both attainment of corporate goals and individual performance relative to our corporate goals.

When assessing the individual performance of the named executive officers other than Dr. Jonas, the Compensation Committee considered the following contributions to our corporate goals:

•

Ms. Iguchi. Under Ms. Iguchi’s leadership in 2019, we successfully closed a $575 million public offering of our common stock in February 2019, including the exercise in full by the underwriters of their option to purchase an additional 500,000 shares of our common stock. The raise enabled us to end 2019 with over $1.0 billion in cash and marketable securities. In addition, Ms. Iguchi led the development and implementation of our new Sage corporate brand and the development and execution of a disciplined corporate narrative across multiple communication channels.

•

Mr. Cloonan. In 2019, under Mr. Cloonan’s commercial leadership, we completed the build-out of the commercial organization and infrastructure to support the ZULRESSO launch and by the end of 2019, had significant favorable payor coverage for ZULRESSO, over 175 REMS certified sites of care, and 95% of patients enrolling in Sage Central, our patient support center. In addition, Mr. Cloonan established important new capabilities for us in 2019, including the Business Development and Government Affairs functions.

•

Ms. Cook. In 2019, Ms. Cook provided strategic leadership and pragmatic advice to us, including in connection with implementing the compliance program for the field commercial organization to ensure compliance readiness for the ZULRESSO launch; the execution of the $575 million public offering of our common stock in February 2019; and management of our robust intellectual property portfolio.

•

Dr. Kanes. In 2019, Dr. Kanes led our efforts for rapid and efficient progression of our pipeline, with ZULRESSO approval received in March 2019, and the completion of multiple important trials in 2019, including the Mountain Study. Working closely with the Commercial and Regulatory functions, Dr. Kanes oversaw the development and implementation of the ZULRESSO REMS program.

The table below shows each named executive officer’s target cash incentive award under the 2019 annual cash incentive program as a percentage of the named executive officer’s annual base salary in 2019, the target cash incentive award opportunity in dollars for 2019, the actual cash incentive award payments to our named executive officers for 2019 performance, which were paid in February 2020, as well as the actual 2019 cash incentive award payment as a percentage of the 2019 target cash incentive award opportunity.

2019 Performance-Based Annual Cash Incentive Awards

Name	2019 Target Cash Incentive Award (% of 2019 Base Salary)	2019 Target Cash Incentive Award Opportunity ($)	2019 Cash Incentive Award Payment ($)	2019 Actual Cash Incentive Award Payment (% of 2019 Target Cash Incentive Award Opportunity)
Jeffrey M. Jonas, M.D.	60%	408,312	285,800	70%
Kimi Iguchi	40%	166,240	110,549	67%
Michael Cloonan	40%	187,461	104,978	56%
Anne Marie Cook	40%	171,423	125,996	74%
Stephen J. Kanes, M.D., Ph.D.	40%	182,827	121,580	67%

Long-Term Incentives – Equity Incentive Compensation

Our equity incentive compensation program is designed to:

•	reward demonstrated leadership and performance;

•	align our executive officers’ interests with those of our stockholders;

•	retain our executive officers;

•	maintain competitive levels of executive compensation; and

•	motivate our executive officers for outstanding performance.

The market for qualified and talented executives in the biopharmaceutical industry is highly competitive, and we compete for talent with many companies that have greater financial resources than we do. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer. We typically grant equity awards to each of our executive officers upon commencement of employment; annually in conjunction with our review of individual performance; in connection with a promotion; or as a special incentive.

Historically, our equity awards for executive officers have generally taken the form of stock options. In 2019, however, in an effort to motivate key talent to achieve strategic performance milestones and better align our equity program with market practice, the Compensation Committee decided that equity awards for eligible employees, including our named executive officers, would include PSUs, in addition to stock options. We use a unit-based approach to determine equity awards for all employees, including our named executive officers. We first establish market competitive equity guidelines, using stock options as our initial measure. For our executive officers, including our named executive officers, we then split the amount for the equity types 50%/50% between time-based stock options and PSUs. PSUs are valued higher than options because PSUs do not have an exercise price, and as a result, a 50%/50% split results in granting more stock options than PSUs. For 2019, the ratio of time-based stock options to PSUs granted was 2:1, reflective of the difference in value between these forms of equity types.

All PSUs that were granted to the named executive officers in 2019 vest upon the achievement of strategic clinical, regulatory, and commercial milestones approved by our Board of Directors that we believe are aligned with potential value creation for our stockholders: 40% of the shares underlying the PSUs vest upon the achievement of a key regulatory milestone by the end of 2021; 40% of the shares underlying the PSUs vest upon the achievement of a key commercial milestone by 2022; and 20% of the shares underlying these PSUs was to vest upon the achievement of a key clinical milestone by the end of 2020, which milestone was met in July 2019. Accordingly, with PSUs, a portion of our named executive officers’ compensation is at risk and is directly aligned with stockholder value creation over a span of several years.

All stock options granted to our executive officers have exercise prices equal to the fair market value of our common stock on the date of grant, so that the recipient will not earn any compensation from his or her options until they are vested and unless our share price increases above the share price on the date of grant. Stock options granted to our executive officers have time-based vesting, typically vesting as to 25% of the shares on the first anniversary of their hire date or date of grant and then in equal monthly installments thereafter until the fourth anniversary of such date subject to the executive officer’s continued employment through each such date, which we believe provides an incentive to our executives to add value to the company over the long-term and to remain with Sage. Vesting of option and PSU grants to employees ceases upon termination of employment, and option exercise rights typically cease three months following termination of employment, except in the case of death or disability or where the Compensation Committee or the Board of Directors has exercised its authority to extend the relevant option exercise time period. Prior to the exercise of an option and the vesting of PSUs, the grantee does not have any rights as a stockholder with respect to the applicable shares, including voting rights and the right to receive dividends or dividend equivalents.

All equity awards to our named executive officers are approved by our Compensation Committee, other than equity awards to Dr. Jonas, which are approved by the Board of Directors upon a recommendation by the Compensation Committee. Annual equity awards to our named executive officers other than Dr. Jonas are typically granted at one of the first few regularly scheduled meetings of the Compensation Committee of the year. Equity awards vary in size among our executive officers. In determining the equity awards to grant to a named executive officer, the Compensation Committee typically considers a number of factors, including: our performance against corporate goals during the preceding year; the named executive officer’s individual performance during the preceding year, and competitive levels of executive compensation for similarly situated executives based on analysis of data from our applicable peer group. In addition, our Compensation Committee reviews all components of the executive’s compensation to ensure that his or her total compensation is aligned with our overall philosophy and objectives.

The number of equity awards granted to each named executive officer in 2019 was based in part on our and their performance in 2018, for which the Board of Directors had assessed a corporate goal achievement score of 110%; such named executive officer’s individual performance in 2018, and analysis of data from Aon with respect to our 2019 Peer Group. Based on these factors, Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Kanes received 2019 equity grants that were around the median of our 2019 Peer Group. In 2019, the Compensation Committee made stock option and PSU grants to our named executive officers as specified in the “Grants of Plan-Based Awards” table below.

Stock Option Granting Practices

Delegation to Our Chief Executive Officer

Currently, all of our employees, including our named executive officers, are eligible to participate in our 2014 Stock Option and Incentive Plan, or the 2014 Plan. All new employees are granted stock options when they start employment either under the 2014 Plan or under the 2016 Inducement Equity Plan, and all continuing employees are eligible for equity awards on an annual basis under the 2014 Plan based on performance and upon promotions to positions of greater responsibility. Our Compensation Committee has delegated to Dr. Jonas, our Chief Executive Officer, the authority to make equity awards under our 2014 Plan within approved guidelines to new hires and in connection with annual grants and promotions, other than grants to the leadership team members, which include the named executive officers. The number of stock options or other equity awards he may grant under the 2014 Plan to any individual must be within the range set by our Compensation Committee for these awards. With respect to stock option awards to new hires that are granted under the 2014 Plan, other than to leadership team members, the award is typically granted to the new hire on the first business day of the calendar month following the date of his or her first date of employment. Awards under the 2016 Inducement Equity Plan may only be made to individuals who were not previously an employee or non-employee director of ours (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with us, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. Awards under the 2016 Inducement Equity Plan are typically granted to the new hire on the first business day of the calendar month following the date of his or her first date of employment.

Employee Benefits

In addition to the primary elements of compensation described above, the named executive officers also participate in the same broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance, dental insurance and our 401(k) plan. We do not provide special benefits to our executive officers.

Other Compensation Program Features

In addition to our direct compensation elements, the following compensation program features are designed to align our executive team with stockholder interests and market best practices:

•	we do not offer any tax gross-up payments to our executive team for any change-of-control payments;

•

we prohibit our executive team from engaging in short sales and derivative transactions of our stock, including short sales of our securities, purchases or sales of puts, calls or other derivative securities of the company, or other hedging or monetization transactions accomplished through the use of prepaid variable forwards, equity swaps, collars and exchange funds;

•	we do not offer our executive team any substantially enhanced benefits or perquisites when compared to our overall employee population; and

•	we prohibit our executive team from purchasing our securities on margin, borrowing against company securities held in a margin account or pledging our securities as collateral for a loan

Compliance with IRS Code Section 162(m)

Generally, Section 162(m) of the Internal Revenue Code, or Section 162(m) (as modified by the Tax Cuts and Jobs Act of 2017), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers.

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our Compensation Committee will not necessarily limit executive compensation to amounts that are or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Our Compensation Committee will generally consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals and will continue to monitor developments under Section 162(m).

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our Compensation Committee has not adopted a policy that all compensation must be deductible. Our Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our directors, officers and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time during the term of the trading plan, including possibly before, simultaneously with, or immediately after significant events involving our company, and at other times, including during a closed trading window, when a director, officer, or employee may be prohibited from trading otherwise.

Executive Officer Stock Ownership Guidelines

Because of the importance of linking the interests of management and stockholders, in 2015, our Compensation Committee established stock ownership guidelines for our executive officers. These guidelines specify the number of shares that our executive officers must accumulate and hold within five years from the later of the effective date of implementation of the guidelines or the date the individual was hired or promoted to an executive officer position. Under the guidelines, ownership targets are set at a value greater than or equal to four times base salary in the case of our Chief Executive Officer, and greater than or equal to two times base salary in the case of our other executive officers. The following forms of equity count toward the ownership guideline: shares owned outright; restricted stock units (whether or not performance-based); and vested but unexercised “in-the-money” stock options. The Company reviews compliance annually, valuing stock at the fair market value on the date of review. When we conducted our most recent annual assessment on the basis of ownership as of September 30, 2019, all executive officers were in compliance with our ownership guidelines.

Compensation Risk Assessment

Our Compensation Committee periodically reviews and considers whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on us. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. We also have a Values Code in place to prevent conduct by our executive officers and other employees that is inconsistent with applicable laws and regulations. Our Values Code serves as the foundation of our corporate governance principles. Disciplinary measures for violations of our Values Code may include a reduction or elimination of bonuses, termination of employment or restitution. In addition, the stock option agreements that govern stock options granted to our executive officers and other employees terminate in the event of termination of the individual’s employment “for cause.” As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Report of the Compensation Committee on Executive Compensation

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our Compensation Committee recommended to our Board of Directors that such section be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020.

By the Compensation Committee of the Board of Directors of Sage Therapeutics, Inc.,

Michael F. Cola, Chairman

James M. Frates

Steven Paul, M.D.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2019 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2011 Stock Option and Grant Plan, or the 2011 Plan, the 2014 Plan, our 2014 Employee Stock Purchase Plan, and our 2016 Inducement Equity Plan, as amended and restated on September 20, 2018, or the 2016 Inducement Equity Plan. Since the closing of our initial public offering, no additional equity awards have been made under our 2011 Plan. Our 2014 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of stock available for issuance on the first day of each year. The annual increase in the number of shares is a maximum of four percent of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board of Directors or Compensation Committee. The 2016 Inducement Equity Plan was approved by the Board of Directors in December 2016 for use exclusively in the grant of equity awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with the Company, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

Equity Compensation Plan Information as of December 31, 2019

Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (#)		Weighted-average exercise price of outstanding options ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	6,728,972	(1)	99.30	(2)(3)	988,787	(4)
Equity compensation plans not approved by security holders(5)	1,767,384	(6)	132.02	(7)	1,166,388

Total	8,496,356		106.30		2,155,175

(1)

Consists of an aggregate of 6,415,915 shares of common stock issuable upon the exercise of outstanding options under the 2011 Plan and the 2014 Plan, and 313,057 shares subject to PSUs issued under the 2014 Plan that will entitle the holder to one share of common stock for each unit that vests upon the achievement of specified milestones.

(2)

Does not include purchase rights accruing under the 2014 Employee Stock Purchase Plan because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)

The calculation does not take into account the 313,057 shares of common stock subject to outstanding PSUs. Such shares will be issued at the time the PSUs vest, without any cash consideration payable for those shares.

(4)	As of December 31, 2019, there were 811,947 shares available for grant under the 2014 Plan and 176,840 shares available for purchase under the 2014 Employee Stock Purchase Plan.
(5)	Consists of the 2016 Inducement Equity Plan.
(6)

Consists of an aggregate of 1,747,198 shares of common stock issuable upon the exercise of outstanding options under the 2016 Inducement Equity Plan, and 20,186 shares subject to PSUs issued under the 2016 Inducement Equity Plan that will entitle the holder to one share of common stock for each unit that vests upon the achievement of specified milestones.

(7)

The calculation does not take into account the 20,186 shares of common stock subject to outstanding PSUs. Such shares will be issued at the time the PSUs vest, without any cash consideration payable for those shares.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended December 31, 2019, December 31, 2018, and December 31, 2017 for our chief executive officer, our chief financial officer and our next three highest-paid executive officers. We refer to these officers as our named executive officers.

Name and Principal Position	Year		Salary ($)	Option Awards ($)(1)	Stock Awards($)(1)	Bonus($)		Non-equity incentive plan compensation ($)(2)	All Other Compensation ($)(3)	Total($)
Jeffrey M. Jonas, M.D.	2019		680,520	4,977,566	3,940,750	—		285,800	17,447	9,902,083
President and Chief Executive Officer	2018		642,002	8,741,852	—	—		423,720	17,008	9,824,582
	2017		600,000	4,632,658	—	—		504,000	11,697	5,748,355
Kimi Iguchi	2019		415,599	1,891,725	1,497,485	—		110,549	10,217	3,925,575
Chief Financial Officer and Treasurer	2018		401,544	3,062,629	—	—		176,680	9,909	3,650,762
	2017		356,928	1,489,795	—	—		199,880	9,575	2,056,178
Michael Cloonan	2019		468,652	2,439,200	1,930,968	—		104,978	9,123	4,952,921
Chief Business Officer	2018		450,626	3,506,001	—	—		198,276	8,982	4,163,885
	2017	(4)	301,795	9,439,278	—	125,000	(5)	170,016	7,655	10,043,744
Anne Marie Cook	2019		428,558	1,891,725	1,497,485	—		125,996	10,282	3,954,046
Senior Vice President, General Counsel	2018		414,065	3,062,348	—	—		182,189	10,012	3,668,614
	2017		376,423	1,853,747	—	—		210,797	9,786	2,450,753
Stephen J. Kanes, M.D., Ph.D.	2019		457,067	1,891,777	1,497,485	—		121,580	2,024	3,969,933
Chief Medical Officer	2018		441,610	2,625,440	—	—		184,594	2,419	3,254,063
	2017		426,676	1,324,289	—	—		215,045	5,607	1,971,617

(1)

The amounts reported in the “Option Awards” and “Stock Awards” columns above represent the grant date fair value of the stock options and PSUs granted to such named executive officers during 2017, 2018 and 2019, calculated in accordance with the provisions of FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 27, 2020 for a discussion of assumptions made by us in determining the grant date fair value of our stock option and PSU awards. In accordance with SEC rules, these amounts are calculated based on the probable outcome of the performance conditions as of the grant date. We assume for purposes of these calculations that the performance conditions for all PSU award will be met at target. The amounts reported in these columns reflect the accounting cost for these stock options and PSUs, and do not correspond to the actual economic value that may be received by the named executive officers from the stock options and PSUs.

(2)

2019 amounts represent cash bonus payments made in 2020 for performance in 2019, 2018 amounts represent cash bonus payments made in 2019 for performance in 2018, and 2017 amounts represent cash bonus payments made in 2018 for performance in 2017.

(3)	The amounts reported represent imputed income for company-paid life insurance and 401(k) matching contributions made by us.
(4)	Mr. Cloonan joined as our Chief Business Officer in April 2017. His 2017 salary was prorated based on the number of calendar days since Mr. Cloonan joined the company.
(5)	Represents a signing bonus paid to Mr. Cloonan in accordance with his employment agreement.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2019 to our named executive officers.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts under Equity Incentive Plan Awards Target (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards($)(5)
Jeffrey M. Jonas, M.D.	—	408,312	—	—	—	—
President and Chief Executive Officer	2/13/19	—	—	50,000	157.63	4,977,566
	2/13/19	—	25,000	—	—	3,940,750
Kimi Iguchi	—	166,240	—	—	—	—
Chief Financial Officer and Treasurer	2/13/19	—	—	19,000	157.63	1,891,725
	2/13/19	—	9,500	—	—	1,497,485
Michael Cloonan	—	187,461	—	—	—	—
Chief Business Officer	2/13/19	—		24,500	157.63	2,439,200
	2/13/19	—	12,250			1,930,968
Anne Marie Cook	—	171,423	—	—	—	—
Senior Vice President, General Counsel	2/13/19	—	—	19,000	157.63	1,891,725
	2/13/19	—	9,500	—	—	1,497,485
Stephen J. Kanes, M.D., Ph.D.	—	182,827	—	—	—	—
Chief Medical Officer	2/13/19	—	—	19,000	157.63	1,891,777
	2/13/19	—	9,500	—	—	1,497,485

(1)

Represents the target amount of each executive’s cash payments under our 2019 annual incentive program as established by the Compensation Committee and described in “Compensation Discussion and Analysis” above. Actual payments made for 2019 are provided in the “Summary Compensation Table”.

(2)

Represents PSUs subject to performance-based vesting criteria established by the Compensation Committee and described in the footnotes to the “Outstanding Equity Awards at December 31, 2019” table below. In 2019, one milestone was achieved that represents 20% of the PSUs granted during 2019.

(3)

Represents options granted in 2019 subject to time-based vesting of which 25% vested on the first anniversary of the grant date, and the remainder will vest in equal monthly installments over the 36 months following the first anniversary of the grant date.

(4)	The exercise price of these stock options was equal to the closing price of our common stock on Nasdaq on the grant date.
(5)

Amounts represent the grant date fair value of the named executive officer’s stock options and PSUs granted in 2019, calculated in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model for stock options. For purposes of these calculations, we have disregarded the estimate of forfeitures related to service-based vesting conditions.

Equity Compensation

Outstanding Equity Awards at December 31, 2019

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2019.

	Option Awards						Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/share)	Option Expiration Date	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Awards (#)		Market Value of Shares or Units of Stock that have Not Vested ($)
Jeffrey M. Jonas, M.D.	60,387	—	—		0.45	8/12/2023	—		—
President and Chief Executive Officer	180,000	—	—		38.25	1/23/2025	—		—
	93,600	—	—		38.25	1/23/2025	—		—
	57,500	2,500	—	(2)	28.63	2/8/2026	—		—
	49,583	20,417	—	(3)	47.70	2/6/2027	—		—
	46,200	—	23,800	(4)	47.70	2/6/2027	—		—
	20,625	24,375	—	(5)	145.77	4/2/2028	—		—
	—	—	45,000	(6)	145.77	4/2/2028	—		—
	—	50,000	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	20,000	(8)	1,443,800
Kimi Iguchi	29,292	—	—		1.36	1/22/2024	—		—
Chief Financial Officer and Treasurer	20,000	—	—		38.25	1/23/2025	—		—
	31,200	—	—		38.25	1/23/2025	—		—
	14,375	625	—	(2)	28.63	2/8/2026	—		—
	15,938	6,562	—	(3)	47.70	2/6/2027	—		—
	14,850	—	7,650	(4)	47.70	2/6/2027	—		—
	7,219	8,531	—	(5)	145.77	4/2/2028	—		—
	—	—	15,750	(6)	145.77	4/2/2028	—		—
	—	19,000	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	7,600	(8)	548,644
Michael Cloonan	98,333	61,667	—	(9)	73.43	5/1/2027	—		—
Chief Business Officer	8,250	9,750	—	(5)	145.77	4/2/2028	—		—
	—	—	18,000	(6)	145.77	4/2/2028	—		—
	—	24,500	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	9,800	(8)	707,462
Anne Marie Cook	109,300	—	—		56.27	9/16/2025	—		—
Senior Vice President, General Counsel	10,000	—	—		28.63	2/8/2026	—		—
	4,167	833	—	(2)	28.63	2/8/2026	—		—
	19,833	8,167	—	(3)	47.70	2/6/2027	—		—
	18,480	—	9,520	(4)	47.70	2/6/2027	—		—
	7,219	8,531	—	(5)	145.77	4/2/2028	—		—
	—	—	15,750	(6)	145.77	4/2/2028	—		—
	—	19,000	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	7,600	(8)	548,644

	Option Awards						Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/share)	Option Expiration Date	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Awards (#)		Market Value of Shares or Units of Stock that have Not Vested ($)
Stephen J. Kanes, M.D., Ph.D.	86,100	—	—		0.45	7/23/2023	—		—
Chief Medical Officer	6,774	—	—		1.36	1/24/2024	—		—
	20,000	—	—		38.25	1/23/2025	—		—
	31,200	—	—		38.25	1/23/2025	—		—
	19,167	833	—	(2)	28.63	2/8/2026	—		—
	14,167	5,833	—	(3)	47.70	2/6/2027	—		—
	13,200	—	6,800	(4)	47.70	2/6/2027	—		—
	6,187	7,313	—	(5)	145.77	4/2/2028	—		—
	—	—	13,500	(6)	145.77	4/2/2028	—		—
	—	19,000	—	(7)	157.63	2/13/2029	—		—
	—	—	—		—	—	7,600	(8)	548,644

(1)

The market value of the PSU awards in this column is based on the closing stock price of $72.19 per share for our common stock as reported on Nasdaq on December 31, 2019, the last trading day in the fiscal year ended December 31, 2019.

(2)

Represents an option to purchase shares of our common stock granted on February 8, 2016. The shares underlying these options vest as follows: 25% vested on February 8, 2017, with the remainder of the shares vesting in equal monthly installments over the following three years.

(3)

Represents an option to purchase shares of our common stock granted on February 6, 2017. The shares underlying these options vest as follows: 25% vested on February 6, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years.

(4)

Represents an option to purchase shares of our common stock granted on February 6, 2017. 33% of the shares underlying these options vested upon the achievement of a clinical milestone on December 7, 2018 and 33% of the shares underlying these options vested upon the achievement of a commercial milestone on June 24, 2019. 34% of the shares underlying these options vest upon the achievement of a regulatory milestone not yet achieved.

(5)

Represents an option to purchase shares of our common stock granted on April 2, 2018. The shares underlying these options vest as follows: 25% vested on April 2, 2019, with the remainder of the shares vesting in equal monthly installments over the following three years.

(6)

Represents an option to purchase shares of our common stock granted on April 2, 2018. 25%, 25% and 50%, respectively, of the shares underlying these options vest upon the achievement of clinical, regulatory and commercial milestones not yet achieved.

(7)

Represents an option to purchase shares of our common stock granted on February 13, 2019. The shares underlying these options vest as follows: 25% vested on February 13, 2020, with the remainder of the shares vesting in equal monthly installments over the following three years.

(8)

Represents PSUs granted on February 13, 2019, which vested as to 20% of the original award in July 2019. The outstanding PSUs vest 50% upon the achievement of a regulatory milestone by 2021 and 50% upon the achievement of a commercial milestone by 2022.

(9)

Represents an option to purchase shares of our common stock granted on April 23, 2017. The shares underlying these options vest as follows: 25% vested on April 23, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon exercise of stock options by each of our named executive officers during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeffrey M. Jonas, M.D.	171,600	29,441,734	5,000	806,900
Kimi Iguchi	26,223	2,702,368	1,900	306,622
Michael Cloonan	25,000	2,539,250	2,450	395,381
Anne Marie Cook	15,700	2,139,475	1,900	306,622
Stephen J. Kanes, M.D., Ph.D.	6,000	973,020	1,900	306,622

(1)

Value realized on exercise of stock option awards does not represent proceeds from any sale of any shares of common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the exercise price of the option and the closing price of our common stock on Nasdaq at each time of exercise.

(2)

Value realized on vesting of PSUs does not represent proceeds from the sale of vested common stock, but is determined by multiplying the number of shares that vested and the closing price of our common stock on Nasdaq on the vesting date.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median paid employee.

During fiscal year 2019, the principal executive officer of Sage was our President and Chief Executive Officer, Jeffrey M. Jonas, M.D. For 2019, the annual total compensation for Dr. Jonas was $9,902,083 and the annual total compensation for our median employee was $369,650, resulting in a pay ratio of approximately 27:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each of our applicable employees on December 31, 2019 (the median employee determination date) (A) the annual base salary for permanent salaried employees, or the hourly rate multiplied by expected annual work schedule, for hourly employees, (B) the target incentive compensation for 2019, and (C) the estimated grant date fair value for all equity awards granted during 2019 and, (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees as of the median employee determination date, excluding Dr. Jonas. Components of compensation paid in currencies other than U.S. dollars were converted into U.S. dollars using the annual average exchange rate as of the median employee determination date; no other adjustments were made. After identifying the median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement or letter agreement with each of our named executive officers in connection with their employment with us. Except as noted below, these employment agreements and letter agreements provide for “at will” employment.

Dr. Jeffrey M. Jonas. We entered into a letter agreement with Dr. Jonas in July 2013, and he assumed the role of Chief Executive Officer in August 2013. Dr. Jonas receives an annual base salary of $700,900, effective as of January 1, 2020, which is subject to adjustment at the discretion of the Board of Directors. Dr. Jonas is also eligible for an annual cash incentive award targeted at 60% of his annual base salary, payable at the discretion of the Board of Directors. Dr. Jonas is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Kimi Iguchi. We entered into a letter agreement with Ms. Iguchi in February 2013, and she assumed the role of Chief Financial Officer in March 2013. Ms. Iguchi receives an annual base salary of $428,067, effective as of January 1, 2020, which is subject to adjustment at the discretion of the Compensation Committee. Ms. Iguchi is also eligible for an annual cash incentive award targeted at 40% of her annual base salary, payable at the discretion of the Compensation Committee. Ms. Iguchi is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Michael Cloonan. We entered into a letter agreement with Mr. Cloonan in March 2017, and he assumed the role of Chief Business Officer in April 2017. Mr. Cloonan receives an annual base salary of $485,055, effective as of January 1, 2020, which is subject to adjustment at the discretion of the Compensation Committee. Mr. Cloonan is also eligible for an annual cash incentive award targeted at 40% of his annual base salary, payable at the discretion of the Compensation Committee. Mr. Cloonan is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Anne Marie Cook. We entered into a letter agreement with Ms. Cook in August 2015, and she assumed the role of Senior Vice President and General Counsel in September 2015. Ms. Cook receives an annual base salary of $443,558, effective as of January 1, 2020, which is subject to adjustment at the discretion of the Compensation Committee. Ms. Cook is also eligible for an annual cash incentive award targeted at 40% of her annual base salary, payable at the discretion of the Compensation Committee. Ms. Cook is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Dr. Stephen J. Kanes. We entered into a letter agreement with Dr. Kanes in May 2013, and he assumed the role of Chief Medical Officer in August 2013. Dr. Kanes receives an annual base salary of $470,800, effective as of January 1, 2020, which is subject to adjustment at the discretion of the Compensation Committee. Dr. Kanes is also eligible for an annual cash incentive award targeted at 40% of his annual base salary, payable at the discretion of the Compensation Committee. Dr. Kanes is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Pension Benefits

None of the named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us as of December 31, 2019, and, as a result, there is not a pension benefits table included in this Proxy Statement.

Nonqualified Deferred Compensation

None of the named executive officers participate in or have account balances in nonqualified defined contribution or nonqualified deferred compensation plans maintained by us as of December 31, 2019, and, as a result, there is not a nonqualified deferred compensation table included in this Proxy Statement.

Payments Provided upon Termination without Cause and Change in Control

We have entered into severance and change in control agreements, or severance agreements, with each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Kanes. Pursuant to their severance agreements, each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Kanes is eligible to receive certain payments and benefits in the event that such officer’s employment is terminated by us without “cause” (as defined in the applicable severance agreement), or in the event that such officer terminates his or her employment with “good reason” (as defined in the applicable severance agreement).

In the event that Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook or Dr. Kanes terminates his or her employment with “good reason” or is terminated without “cause,” other than in the event of a change of control, he or she is eligible to receive 12 months of base salary continuation and 12 months of COBRA continuation medical benefits subsidized by us, provided that the terminated executive officer executes, and does not revoke, a separation agreement and release of us and our affiliates.

Pursuant to their severance agreements, in the event that any of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook or Dr. Kanes terminates his or her employment with “good reason” or is terminated without “cause” within the 12-month period following a “change in control” (as defined in the applicable severance agreement), such officer will be eligible to receive a lump-sum cash payment equal to (i) 12 months (in the case of Dr. Jonas) and 9 months (for all others) of the executive’s base salary, (ii) a pro rata portion of that individual’s target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, and (iii) 12 times the monthly employer health insurance contribution, provided that in each case, the terminated executive officer executes, and does not revoke, a separation agreement and release of us and our affiliates. In addition, all stock options and other stock-based awards with time-based vesting held by such officer shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of termination.

Definitions

For purposes of the severance agreement with each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Kanes, “cause” means:

•	indictment for any felony, any crime involving us, or any crime involving fraud, moral turpitude or dishonesty;

•	any unauthorized use or disclosure of our proprietary information;

•	any intentional misconduct or gross negligence on the officer’s part which has a materially adverse effect on our business or reputation; or

•	the officer’s repeated and willful failure to perform the duties, functions and responsibilities of the officer’s position after a written warning from us.

For purposes of the severance agreement with each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Kanes, “good reason” means:

•	a material diminution in the officer’s responsibilities, authority or duties;

•

a material diminution in the officer’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all of our senior management employees;

•

a material change, defined as 50 miles or more, in the geographic location at which such officer is required to provide services to our company, not including business travel and short-term assignments; or

•	a material breach of the severance agreement by our company.

For purposes of the severance agreement with each of Dr. Jonas, Ms. Iguchi, Mr. Cloonan, Ms. Cook and Dr. Kanes a “change in control” shall be deemed to have occurred upon the occurrence of any one of the following events:

•	the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity;

•

a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

•	the sale of all of our stock to an unrelated person, entity or group thereof acting in concert; or

•

any other transaction in which the owners of our outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of our company or any successor entity immediately upon completion of the transaction, other than as a result of the acquisition of securities directly from our company.

Estimated Payments and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The value of the equity vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and executive’s employment termination occurred on December 31, 2019. The closing price of our stock on Nasdaq as of December 31, 2019, the last trading day of 2019, was $72.19, which was used as the value of our stock in the change in control calculation. The value of the option vesting acceleration was calculated by multiplying the number of unvested stock options subject to vesting acceleration as of December 31, 2019 by the difference between the closing price of our stock as of December 31, 2019 and the exercise price for such unvested stock options.

Dr. Jeffrey M. Jonas

The following table describes the potential payments and benefits upon employment termination for Jeffrey M. Jonas, M.D., our President and Chief Executive Officer, as if his employment terminated as of December 31, 2019.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	680,520	(1)	680,520	(1)	680,520	(2)
Cash incentive bonus	—	—		—		408,312	(3)
Stock options unvested and accelerated	—	—		—		608,913	(4)
Benefits and Perquisites:
Health care continuation	—	21,701	(5)	21,701	(5)	21,701	(5)
Total	—	702,221		702,221		1,719,446

(1)	12 months of 2019 base salary continuation.
(2)	12 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2019, assuming bonus compensation is unpaid.

(4)	Acceleration of 100% of Dr. Jonas’s then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Dr. Jonas for 12 months.

Ms. Kimi Iguchi

The following table describes the potential payments and benefits upon employment termination for Kimi Iguchi, our Chief Financial Officer and Treasurer, as if her employment terminated as of December 31, 2019.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	415,599	(1)	415,599	(1)	311,699	(2)
Cash incentive bonus	—	—		—		166,240	(3)
Stock options unvested and accelerated	—	—		—		187,928	(4)
Benefits and Perquisites:
Health care continuation	—	15,231	(5)	15,231	(5)	15,231	(5)
Total	—	430,830		430,830		681,098

(1)	12 months of 2019 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2019, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Ms. Iguchi’s then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Ms. Iguchi for 12 months.

Mr. Michael Cloonan

The following table describes the potential payments and benefits upon employment termination for Michael Cloonan, our Chief Business Officer, as if his employment terminated as of December 31, 2019.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	468,652	(1)	468,652	(1)	351,489	(2)
Cash incentive bonus	—	—		—		187,461	(3)
Stock options unvested and accelerated	—	—		—		—	(4)
Benefits and Perquisites:
Health care continuation	—	21,701	(5)	21,701	(5)	21,701	(5)
Total	—	490,353		490,353		560,651

(1)	12 months of 2019 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2019, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Mr. Cloonan’s then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Mr. Cloonan for 12 months.

Ms. Anne Marie Cook

The following table describes the potential payments and benefits upon employment termination for Anne Marie Cook, our Senior Vice President, General Counsel, as if her employment terminated as of December 31, 2019.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	428,558	(1)	428,558	(1)	321,419	(2)
Cash incentive bonus	—	—		—		171,423	(3)
Stock options unvested and accelerated	—	—		—		236,295	(4)
Benefits and Perquisites:
Health care continuation	—	7,717	(5)	7,717	(5)	7,717	(5)
Total	—	436,275		436,275		736,854

(1)	12 months of 2019 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2019, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Ms. Cook’s then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Ms. Cook for 12 months.

Dr. Stephen J. Kanes

The following table describes the potential payments and benefits upon employment termination for Stephen J. Kanes, M.D., Ph.D., our Chief Medical Officer, as if his employment terminated as of December 31, 2019.

Executive Benefits and Payment upon Termination	Voluntary Resignation not for Good Reason ($)	Voluntary Resignation for Good Reason ($)		Termination by Company not for Cause ($)		Termination by Company not for Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control ($)
Compensation:
Base salary	—	457,067	(1)	457,067	(1)	342,800	(2)
Cash incentive bonus	—	—		—		182,827	(3)
Stock options unvested and accelerated	—	—		—		179,135	(4)
Benefits and Perquisites:
Health care continuation	—	21,701	(5)	21,701	(5)	21,701	(5)
Total	—	478,768		478,768		726,463

(1)	12 months of 2019 base salary continuation.
(2)	9 months of base salary prior to the termination, payable in a lump sum.
(3)	Target bonus for 2019, assuming bonus compensation is unpaid.
(4)	Acceleration of 100% of Dr. Kanes’ then unvested options.
(5)	Cash payment equal to the COBRA health and dental insurance premiums for Dr. Kanes for 12 months.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2019. We reimburse non-employee directors for reasonable travel expenses. Dr. Jonas, our President and Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Dr. Jonas as an employee during 2019 is presented in the “Summary Compensation Table.”

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Steven Paul, M.D.	59,287	1,072,301	1,131,588
Kevin P. Starr	85,000	1,072,301	1,157,301
James M. Frates	72,500	1,072,301	1,144,801
Michael F. Cola	75,000	1,072,301	1,147,301
Geno Germano (3)	55,000	1,072,301	1,127,301
Asha Nayak, M.D., Ph.D.	50,000	1,072,301	1,122,301
Elizabeth Barrett (4)	48,172	2,798,131	2,846,303
George Golumbeski, Ph.D. (4)	45,255	2,798,131	2,843,386

(1)

The aggregate number of shares subject to stock option awards outstanding as of December 31, 2019 for the then-current non-employee members of the Board of Directors was: Dr. Paul: 61,844, Mr. Starr: 61,844, Mr. Frates: 55,153, Mr. Cola: 82,677, Mr. Germano: 55,761, Dr. Nayak: 40,883, Ms. Barrett: 30,000, and Dr. Golumbeski: 30,000.

(2)

Amounts for option awards represent the aggregate grant-date fair value of option awards granted to our directors in 2019 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC. The amount represents the Black-Scholes value as of the date of grant for stock option grants made during 2019. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.

(3)

Mr. Germano elected to receive a grant of stock options in lieu of the cash retainer as payment for services rendered during 2019. The amount indicated in the “Fees Earned or Paid in Cash” column represents Mr. Germano’s forgone cash retainer for 2019 Board services.

(4)

Ms. Barrett and Dr. Golumbeski joined our Board of Directors on January 22, 2019. The fees earned by Ms. Barrett and Dr. Golumbeski during the first quarter of 2019 were prorated for the number of days of Board service.

We have a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. The policy allows non-employee directors to elect to receive a stock option in lieu of their cash retainers as payment for their services on our Board of Directors and any committees; Mr. Germano made this election in December 2018 for his Board service in 2019, and Dr. Golumbeski made this election in December 2019 for his Board service in 2020. The table below shows the cash retainers that our directors are eligible to receive under our current non-employee director compensation policy.

Annual Retainer
Board of Directors:
All non-employee members	$45,000
Additional retainer for Non-Executive Chairman of the Board	$40,000
Audit Committee:
Chairman	$20,000
Non-Chairman members	$10,000
Compensation Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Nominating and Corporate Governance Committee:
Chairman	$10,000
Non-Chairman members	$5,000

Under the non-employee director compensation policy, each person who is initially appointed or elected to the Board of Directors will be eligible for an option grant to purchase up to 20,000 shares of our common stock under our stock option plan on the date he or she becomes a non-employee director. Such initial equity grant shall vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual option grant to purchase up to 10,000 shares of our common stock, which will vest in full upon the earlier of the first anniversary of the date of grant or the day prior to the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board. All of the foregoing options will have an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2020, for each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 51,917,819 shares of our common stock outstanding as of March 31, 2020. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 31, 2020, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
5% Stockholders
Entities Affiliated with Fidelity Investment(2)	7,772,629	15.0%
T. Rowe Price Associates, Inc.(3)	5,649,188	10.9%
The Vanguard Group, Inc.(4)	4,690,782	9.0%
Capital International Investors(5)	4,123,237	7.9%
BlackRock Fund Advisors(6)	2,785,248	5.4%
Named Executive Officer and Director
Jeffrey M. Jonas, M.D.(7)	592,529	1.1%
Named Executive Officers
Kimi Iguchi(8)	172,683	*
Michael Cloonan(9)	137,487	*
Anne Marie Cook(10)	182,082	*
Stephen J. Kanes, M.D., Ph.D.(11)	215,347	*
Other Directors
Steven Paul, M.D.(12)	447,021	*
Kevin P. Starr(13)	354,661	*
James M. Frates(14)	46,188	*
Michael F. Cola(15)	72,677	*
Geno Germano (16)	45,761	*
Asha Nayak, M.D., Ph.D.(17)	27,403	*
Elizabeth Barrett(18)	8,889	*
George Golumbeski, Ph.D.(18)	8,889	*
All directors and executive officers as a group (14 persons)(19)	2,546,909	4.8%

*	Indicates beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Sage Therapeutics, Inc., 215 First Street, Cambridge, Massachusetts 02142.
(2)

The address for Fidelity Management & Research Company, or Fidelity, is 245 Summer Street, Boston, MA 02210. A wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Fidelity is the beneficial owner of shares of common stock as a result of acting as investment adviser to various investment companies, or Fidelity Funds, registered under Section 8 of the Investment Company Act of 1940. Based solely on a Schedule 13G filed by FMR LLC on February 7, 2020, consists of 7,772,629 shares of common stock held by entities affiliated with FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the. Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(3)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. Based solely on a Schedule 13G filed on January 10, 2020, consisting of 5,649,188 shares of common stock.
(4)

The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. Based solely on a Schedule 13G filed on February 12, 2020, consists of 22,835 shares of common stock held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, and 16,028 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard. Vanguard, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. have sole voting power over 29,011 shares, shared voting power over 9,852 shares, sole dispositive power over 4,658,095 shares and shared dispositive power over 32,687 shares.

(5)

The address of Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, CA 90025. Based solely on a Schedule 13G filed on February 14, 2020. Capital International Investors has sole voting power over 3,948,379 shares of common stock and sole dispositive power over 4,123,237 shares of common stock.

(6)

The address of BlackRock Inc. (“BlackRock”) is 55 East 52nd Street, New York, NY 10055. BlackRock is the parent holding company of BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Institutional Trust Company, N.A., BlackRock International Ltd., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Ltd, and BlackRock Japan Co Ltd. Based solely on a Schedule 13G filed on February 6, 2020, consisting of 2,785,248 shares of common stock.

(7)	Consists of 54,530 shares of our common stock owned directly, and 537,999 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(8)	Consists of 29,264 shares of our common stock owned directly, and 143,419 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(9)	Consists of 2,102 shares of our common stock owned directly, and 135,385 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(10)	Consists of 1,756 shares of our common stock owned directly, and 180,326 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(11)	Consists of 8,292 shares of our common stock owned directly, and 207,055 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(12)

Consists of 272,777 shares of our common stock owned directly, 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Morgan McGill of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser, 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FBO Jordan Fisch of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser, 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FOB Aaron Paul of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser and 30,600 shares held by the Steven M. Paul Family 2018 Delaware Irrevocable Trust FOB Austin Paul of which the trustee is an independent institution and for which Mr. Paul acts as investment adviser; and 51,844 shares of our common stock subject to options exercisable within 60 days of March 31, 2020. Mr. Paul disclaims beneficial ownership of the shares held in trust.

(13)	Consists of 302,817 shares of our common stock owned by Mr. Starr directly, and 51,844 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(14)	Consists of 1,035 shares of our common stock held by the James M. Frates GRAT U/A Dtd 03/17/2017, and 45,153 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(15)	Consists of 72,677 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(16)	Consists of 45,761 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(17)	Consists of 27,403 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(18)	Consists of 8,889 shares of common stock subject to options exercisable within 60 days of March 31, 2020.
(19)

See footnotes 7 through 18 above. Consists of 931,427 shares of our common stock owned directly, and 1,615,482 shares of common stock subject to options exercisable within 60 days of March 31, 2020, including shares of our common stock beneficially owned by our Chief Scientific Officer, Albert Robichaud, Ph.D.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current positions at Sage and their ages as of April 13, 2020.

Name	Age	Position
Jeffrey M. Jonas, M.D.	67	President, Chief Executive Officer and Director
Kimi Iguchi	57	Chief Financial Officer
Michael Cloonan	49	Chief Business Officer
Anne Marie Cook	58	Senior Vice President, General Counsel, Secretary
Stephen J. Kanes, M.D., Ph.D.	55	Chief Medical Officer
Albert J. Robichaud, Ph.D.	59	Chief Scientific Officer

You should refer to “Proposal 1: Election of Directors” above for information about our President and Chief Executive Officer, Jeffrey M. Jonas, M.D. Biographical information for our other executive officers, as of April 13, 2020, is set forth below.

Kimi Iguchi. Ms. Iguchi has served as our Chief Financial Officer since March 2013. From 2011 to 2013, Ms. Iguchi provided financial consulting services to various companies. From 2008 to 2011, Ms. Iguchi served as the Chief Operating Officer, North America for Santhera Pharmaceuticals Holding AG. From 2004 to 2007, Ms. Iguchi held the role of Vice President of Finance at Cyberkinetics Neurotechnology Systems, Inc. From 1998 to 2004, Ms. Iguchi was the Senior Director of Financial Reporting and Analysis at Millennium Pharmaceuticals, Inc., and from 1996 to 1998 was the Senior Manager, External Reporting at Biogen, Inc. Ms. Iguchi currently serves on the board of directors for Disarm Therapeutics, Inc. From 1987 to 1995, Ms. Iguchi also worked as a business assurance manager at PricewaterhouseCoopers LLP. Ms. Iguchi received her B.A. in chemistry from Drew University and an M.B.A. from Northeastern University.

Michael Cloonan. Mr. Cloonan has served as our Chief Business Officer since April 2017. Prior to joining us, Mr. Cloonan worked in various leadership positions at Biogen, Inc. from 2003 to 2017, including Senior Vice President, US Commercial from 2015 to 2017, Senior Vice President, Global Commercial Strategy from 2014 to 2015, Managing Director, Australia and New Zealand affiliate from 2011 to 2014, Vice President, Business Planning from 2010 to 2011, Senior Director, Patient Services US Commercial from 2008 to 2010, and Director, Business Planning from 2003 to 2008. Mr. Cloonan received his MBA from the Darden Graduate School of Business Administration at the University of Virginia and his B.A. in economics and accounting from the College of the Holy Cross.

Anne Marie Cook. Ms. Cook has served as our Senior Vice President, General Counsel since September 2015 and corporate Secretary since December 2015. Prior to joining us, she served from December 2011 to September 2015 as Senior Vice President, General Counsel of Aegerion Pharmaceuticals, Inc., a biopharmaceutical company. From December 2008 to December 2011, Ms. Cook was a partner at the law firm Choate Hall & Stewart LLP, where she represented both private and public corporations in the life sciences industry in structuring and negotiating strategic transactions and providing general legal support in connection with the research, development and commercialization of pharmaceutical products. From April 2007 to December 2008, Ms. Cook was a Principal at the law firm Miller Canfield P.L.C. From September 2005 until April 2007, Ms. Cook served as General Counsel and Senior Vice President, Business and Corporate Development, and Secretary of ViaCell, Inc., a biotechnology company. Prior to joining ViaCell, Ms. Cook spent thirteen years at Biogen Idec Inc., most recently as Vice President, Chief Corporate Counsel. Ms. Cook holds a B.S. degree from Tufts University and a J.D. degree from the University of Notre Dame Law School.

Stephen J. Kanes, M.D., Ph.D. Dr. Kanes has served as our Chief Medical Officer since July 2013. From 2012 to 2013, he served as the Chair of the neuroscience safety knowledge group at AstraZeneca plc, or AstraZeneca. From 2011 to 2013, Dr. Kanes served as the Executive Director—Therapeutic Area Clinical Director for the

inflammation, neuroscience and respiratory GMED Division of AstraZeneca. From 2008 to 2012, Dr. Kanes served as the Medical Science Senior Director for the neuroscience established brands and emerging anesthesia Group Product Team and in other positions of increasing responsibility in the Neuroscience Discovery Medicine, early and late development groups of AstraZeneca. From 1999 to 2006, Dr. Kanes served as a practicing psychiatrist. Dr. Kanes was a faculty member in the Psychiatry Department at the University of Pennsylvania School of Medicine, where he continues to serve as an adjunct assistant professor of psychiatry. Dr. Kanes has authored or co-authored more than 30 peer-reviewed publications, and has served as an ad hoc reviewer for the journals Neuropsychopharmacology, American Journal of Medical Genetics, and Biological Psychiatry. Dr. Kanes received his B.A. from the University of Pennsylvania and both his Ph.D. and M.D. from State University of New York—Stony Brook. Dr. Kanes completed his psychiatry residency at Yale-New Haven Medical Center and postdoctoral fellowship at the University of Pennsylvania.

Albert J. Robichaud, Ph.D. Dr. Robichaud has served as our Chief Scientific Officer since November 2011. From 2010 to 2011, he was Vice President of Chemistry and Pharmacokinetic Sciences at Lundbeck, Inc., where he was responsible for the drug discovery, analytical, computational and pharmacokinetics departments focused on synaptic transmission and neuroinflammation. From 2002 to 2010, Dr. Robichaud was Senior Director and Head of the Neuroscience Discovery Chemistry department of Wyeth Research. During his tenure there, his group successfully delivered more than 15 drug candidates into clinical development in a broad range of neuroscience indications. Dr. Robichaud has co-authored more than 135 manuscripts and abstracts, and is a co-inventor on 70 patents and patent applications. Dr. Robichaud earned a B.S. in chemistry from Rensselaer Polytechnic Institute, a Ph.D. in organic chemistry from the University of California, Irvine and was an American Chemical Society postdoctoral fellow at Colorado State University.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There have been no transactions or series of similar transactions since January 1, 2019, other than compensation arrangements, entered into to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons or any affiliated entity, had or will have a direct or indirect material interest.

In connection with the completion of our initial public offering, or IPO, in July 2014, we adopted a related party policy that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Michael F. Cola, Steven Paul, M.D. and James M. Frates serve on our Compensation Committee, which is chaired by Michael F. Cola. None of the members of our Compensation Committee has at any time during the last three years been an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. Dr. Jonas serves on the Board of Directors of Karuna, and Steven Paul, M.D. is

Chief Executive Officer and Chairman of the Board of Karuna. None of our other executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Audit Committee Report

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and our compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by PricewaterhouseCoopers LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of our internal controls over financial reporting; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2019, with management. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301 and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to PricewaterhouseCoopers LLP for the provision of non-audit related services and does not believe that these fees compromise PricewaterhouseCoopers LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

By the Audit Committee of the Board of Directors of Sage Therapeutics, Inc.,

James M. Frates, Chairman

Michael F. Cola

Elizabeth Barrett

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report to Stockholders for the year ended December 31, 2019, as applicable, is being delivered to multiple stockholders sharing an address, unless they have given contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you call us at (617) 949-4256 or write to us at 215 First Street, Cambridge, Massachusetts 02142, Attention: Investor Relations. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 8, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SAGE2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 8, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.SAGE THERAPEUTICS, INC. 215 FIRST STREET CAMBRIDGE, MA 02142 D09618-P37621 For All Except For All Withhold All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. SAGE THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following: ! ! ! 1. To elect two directors, Michael F. Cola and Jeffrey M. Jonas, M.D., to serve as Class III directors until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal; Nominees: 01) Michael F. Cola 02) Jeffrey M. Jonas, M.D. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; ! ! ! 3. To hold a non-binding advisory vote to approve the compensation paid to our named executive officers; and 4. To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D09619-P37621SAGE THERAPEUTICS, INC.Annual Meeting of StockholdersJune 9, 2020 9:00 a.m. Eastern TimeThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Jeffrey M. Jonas, Kimi Iguchi and Anne Marie Cook, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SAGE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 9, 2020, virtually at www.virtualshareholdermeeting.com/SAGE2020, and any adjournments or postponements thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.Continued and to be signed on reverse side of this notice to obtain proxy materials and voting instructions.